                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement    [ ]  Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                              Radian Group, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

        ------------------------------------------------------------------------

     (2)  Form, schedule or registration statement no.:

        ------------------------------------------------------------------------

     (3)  Filing party:

        ------------------------------------------------------------------------

     (4)  Date filed:

        ------------------------------------------------------------------------

[RADIAN LETTERHEAD WITH LOGO]

                                                                   April 6, 2001

Dear Stockholder:

     You are cordially invited to attend the 2001 Annual Meeting of Stockholders of Radian Group Inc., which will be held at the offices of the Company at 1601 Market Street, 11th Floor, Philadelphia, Pennsylvania 19103, at 9:00 a.m., local time, on Tuesday, May 1, 2001. The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe the items to be considered and acted upon by the stockholders at the meeting.

     Whether or not you plan to attend the upcoming meeting, please sign, date and return the enclosed proxy card as soon as possible so that your shares can be voted in accordance with your instructions. If you attend the meeting, you may revoke your proxy, if you wish, and vote personally. Since the representation of stockholders at the meeting is very important, we thank you in advance for your participation.

Sincerely,

/s/ Howard S. Yaruss
HOWARD S. YARUSS
Secretary

                               RADIAN GROUP INC.
                               1601 Market Street
                             Philadelphia, PA 19103
                            ------------------------

                 NOTICE OF 2001 ANNUAL MEETING OF STOCKHOLDERS
                                 TO BE HELD ON
                                  MAY 1, 2001

                            ------------------------

TO THE STOCKHOLDERS OF
RADIAN GROUP INC.:

     Notice is hereby given that the Annual Meeting of the Stockholders of RADIAN GROUP INC., a Delaware corporation (the "Company"), will be held at the offices of the Company, 1601 Market Street, 11th Floor, Philadelphia, Pennsylvania, on Tuesday, May 1, 2001 at 9:00 a.m., local time, for the following purposes:

        1. To elect three directors for terms of three years each, to serve until their successors shall be elected and qualified;

        2. To approve the appointment of Deloitte & Touche LLP as the Company's independent auditors for the year ending December 31, 2001; and

        3. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only stockholders of record as of the close of business on March 19, 2001 will be entitled to notice of the annual meeting and to vote at the annual meeting and any adjournments thereof. A list of stockholders will be available for inspection during normal business hours from April 20, 2001 through May 1, 2001 at the offices of the Company at 1601 Market Street, 11th Floor, Philadelphia, PA 19103.

                                          By Order of the Board of Directors,

                                          HOWARD S. YARUSS
                                          Secretary

Philadelphia, PA
April 6, 2001

EACH STOCKHOLDER IS URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

                               RADIAN GROUP INC.
                               1601 Market Street
                             Philadelphia, PA 19103

                            ------------------------

                                PROXY STATEMENT
                                      FOR
                      2001 ANNUAL MEETING OF STOCKHOLDERS
                                 TO BE HELD ON
                                  MAY 1, 2001

                            ------------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of RADIAN GROUP INC. (the "Company"), for use at the 2001 annual meeting of stockholders to be held at the offices of the Company, 1601 Market Street, 11th Floor, Philadelphia, PA, on Tuesday, May 1, 2001 at 9:00 a.m., local time, and at any adjournments thereof. A copy of the notice of meeting accompanies this Proxy Statement. This Proxy Statement and the accompanying Proxy Card are expected to be distributed to stockholders on or about April 6, 2001.

     The cost of solicitation of proxies will be borne by the Company. In addition to the use of the mails, Corporate Investor Communications, Inc., Carlstadt, New Jersey, a proxy solicitation firm, has been employed to solicit proxies by mail, telephone or personal solicitation. It is anticipated that the fees to be paid to Corporate Investor Communications by the Company will not exceed $10,000. Proxies may also be solicited by officers and directors and a small number of employees of the Company who will not be specially compensated for such services. The Company will also request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. The Company will, upon request, reimburse such persons for reasonable expenses incurred in that regard.

                             PURPOSE OF THE MEETING

     At the annual meeting, the stockholders will be asked to (i) elect three directors to hold office as provided by law and the By-laws of the Company, (ii) approve the appointment of Deloitte & Touche LLP as the Company's independent auditors for the year ending December 31, 2001, and (iii) transact such other business as may properly come before the meeting.

                             VOTING AT THE MEETING

     Holders of the shares of common stock of the Company ("Common Stock") of record at the close of business on March 19, 2001 are entitled, to notice of and to vote at the meeting. As of that date, 46,404,656 shares of Common Stock were issued and outstanding. Each stockholder entitled to vote shall have the right to one vote for each share outstanding in such stockholder's name.

     The Company presently has no other class of stock outstanding that is entitled to vote at the meeting. Pursuant to the Delaware General Corporation Law and the By-Laws of the Company, the holders of a majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum. The affirmative vote of a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote is required for the election of directors. The affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote is required (i) to approve the appointment of Deloitte & Touche LLP, and (ii) to take action with respect to any other matter as may be properly brought before the meeting.

     With regard to election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect.

     Abstentions may be specified on the proposals to approve the Company's auditors. Abstentions may not be specified for the election of directors. Abstentions will be considered present and entitled to vote at the meeting but will not be counted as votes cast in the affirmative.

     Brokers that are member firms of the New York Stock Exchange and who hold shares in street name for customers have the authority to vote those shares with respect to the election of directors and the approval of the appointment of Deloitte & Touche LLP if they have not received instructions to the contrary from a beneficial owner.

     Shares cannot be voted at the meeting unless the holder of record is present in person or is represented by proxy. The enclosed Proxy Card is a means by which a stockholder may authorize the voting of his or her shares at the meeting. The shares of Common Stock represented by each properly executed Proxy Card will be voted at the meeting in accordance with each stockholder's directions. Stockholders are urged to specify their choices by marking the appropriate boxes on the enclosed Proxy Card; if no choice has been specified, the shares will be voted as recommended by the Board of Directors. If any other matters are properly presented to the meeting for action, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their best judgment.

     Execution of the accompanying Proxy Card will not affect a stockholder's right to revoke it by giving written notice of revocation to the Secretary of the Company before the proxy is voted, by voting in person at the meeting, or by executing a later-dated proxy that is received by the Company before the meeting.

     YOUR PROXY VOTE IS IMPORTANT TO THE COMPANY. ACCORDINGLY, YOU ARE ASKED TO COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU PLAN TO ATTEND THE MEETING TO VOTE IN PERSON AND YOUR SHARES ARE REGISTERED WITH THE COMPANY'S TRANSFER AGENT (THE BANK OF NEW YORK) IN THE NAME OF A BROKER, BANK OR OTHER CUSTODIAN, NOMINEE OR FIDUCIARY, YOU MUST SECURE A PROXY FROM SUCH PERSON ASSIGNING YOU THE RIGHT TO VOTE YOUR SHARES.

                           I.  ELECTION OF DIRECTORS

     The Company's Amended and Restated Certificate of Incorporation provides that the Board of Directors of the Company is classified into three classes of directors having staggered terms. Each class is to be as equal in size as possible. Each class holds office for a term of three years and until the election and qualification of their respective successors or until their earlier removal or resignation.

     Three directors are to be elected at the 2001 annual meeting. The terms of five current directors, James C. Miller, James W. Jennings, Roy J. Kasmar, Larry
E. Swedroe and Herbert Wender, will expire at the 2001 annual meeting. Two of the current directors, James C. Miller and Larry E. Swedroe, will retire from the Board of Directors of the Company effective at the 2001 annual meeting. The Board of Directors has nominated Messrs. Jennings, Kasmar and Wender for reelection as directors for terms of office that would expire in 2004. The remaining nine directors will continue to serve in accordance with their prior election or appointment.

     The nominees have consented to be named and to serve if elected or confirmed. Unless otherwise instructed by the stockholders, the persons named in the proxies will vote the shares represented thereby FOR the election of such nominees and the proposals of the Board. The Board of Directors believes all nominees will be able to serve as directors; however, if this should not be the case, the proxies may be voted for any substitute nominee to be designated by the Board of Directors.

     The directors are to be elected by a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote. The Board of Directors unanimously recommends a vote FOR the election of Messrs. Jennings, Kasmar and Wender as directors for terms of office expiring in 2004.

REQUIREMENTS FOR ADVANCE NOTIFICATION OF NOMINEES

     The Company's Amended and Restated Certificate of Incorporation prohibits a nominee from being elected a director unless the name of the nominee, together with such consents and information concerning present and prior occupations, transactions with the Company or its subsidiaries, and other matters as may be required pursuant to the By-laws, is filed with the Secretary of the Company no later than the time fixed pursuant to the By-laws.

     The Company's By-laws permit any stockholder entitled to vote for the election of directors at a meeting to nominate a director for election by giving written notice thereof to the Secretary of the Company by April 20, 2001. This notice must contain or be accompanied by the following information:

          (a) the name and residence of the stockholder who intends to make the nomination;

          (b) a representation that the stockholder is a holder of record of the Company's voting stock and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

          (c) such information regarding each nominee as would be required in a proxy statement filed pursuant to the rules of the Securities and Exchange Commission had proxies been solicited with respect to the nominee by the management or Board of Directors of the Company;

          (d) a description of all arrangements or understandings among the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; and

          (e) the consent of each nominee to serve as a director of the Company.

INFORMATION REGARDING NOMINEES FOR ELECTION AS DIRECTORS AND REGARDING CONTINUING DIRECTORS

     The information provided herein as to personal background has been provided by each director and nominee as of March 15, 2001.

                          NOMINEES FOR ELECTION AT THE
                            2001 ANNUAL MEETING FOR
                             TERMS EXPIRING IN 2004

JAMES W. JENNINGS..........  Mr. Jennings has been a partner in the Philadelphia office of the law firm of Morgan, Lewis & Bockius LLP since 1970. He has been a director of the Company since January 1993. Age: 64.

ROY J. KASMAR..............  Mr. Kasmar has been President and Chief Operating
                             Officer of the Company since June 1999. He joined Amerin Guaranty Corporation, an Illinois domiciled insurer ("Amerin") as Executive Vice President and Chief Operating Officer in May 1996 and became President and Chief Operating Officer of Amerin in November 1997. From 1988 to 1996 he was a member of the Operating Committee and managing director of the Capital Markets group with Prudential Home Mortgage. He served as Chief Operating Officer and Vice President in charge of secondary marketing of First Boston Capital Group from 1984 to 1988. Prior to that he served as Vice President in charge of secondary marketing of Chase Home Mortgage from 1981 to 1984. He has been a director of Amerin since December 1996, and he was a director of Amerin Corporation from September 1998 until it merged with and into the Company in June 1999, at which time he became a director of the Company.
                             Age: 45.

HERBERT WENDER.............  Mr. Wender has been Lead Director and Chairman of the Executive Committee of the Company since June 1999. He served as Chairman of the Board of Directors of the Company from August 1992 to June 1999. He was Chairman of the Board and Chief Executive Officer of Radian Guaranty Inc. ("Radian") the Company's operating subsidiary formerly known as Commonwealth Mortgage Assurance Company, from June 1983 until July 1992. Mr. Wender was a director of LandAmerica Financial Group, Inc. from February 1998 to December, 2000 and served as its Vice Chairman from February 1998 through May 1999. He was Chairman of the Board and Chief Executive Officer of Commonwealth Land Title Insurance Company, a title insurance company, from June 1983 until February 1998. He has been a director of the Company since July 1992. Age: 63.

                         DIRECTORS CONTINUING IN OFFICE
                          WITH TERMS EXPIRING IN 2002

DAVID C. CARNEY............  Mr. Carney has been Chairman of the Board of
                             Directors of ImageMax, Inc. since 1999 and has been a director of ImageMax, Inc. since 1997. He served as Executive Vice President of Jefferson Health Systems from October 1996 until May 1999. From April 1995 until October 1996 he was Chief Executive Officer of D.C. Carney Consulting Service. He served as Chief Financial Officer of CoreStates Financial Corp., a banking and financial services holding company from April 1991 until April 1995. Mr. Carney is a Certified Public Accountant and served as Philadelphia Area Managing Partner for Ernst & Young from 1980 through 1991. He has served as a director of AAA MidLantic and Keystone Insurance Companies since 1996. He has been a director of the Company since November 1992.
                             Age: 63.

HOWARD B. CULANG...........  Mr. Culang has been President of Laurel
                             Corporation, a financial services firm, since January 1996. He has been President of Worldstories, LLC, a development stage Internet company since February 1999. From January 1994 to December 1995, he was Vice Chairman of Residential Services Corporation of America, the holding company for Prudential Home Mortgage, Lender's Service, Inc. and Prudential Real Estate Affiliates. He has been a director of Smart Storage Inc. since 1997. He has been a director of the Company since June 1999. Age: 54.

CLAIRE M. FAGIN............  Dr. Fagin is Dean Emerita and Professor Emerita of
                             the School of Nursing, University of Pennsylvania and is currently an independent consultant. She has been associated with the University of Pennsylvania since 1977, where she served as Interim President from 1993 to 1994. From 1977 through 1992 she was the Dean of the School of Nursing of the University of Pennsylvania. She was a director of Salomon Inc. from 1994 until the end of 1997, when it was acquired by Travelers Group. She serves on the Advisory Committee of Provident Mutual Life Insurance Company where she retired from her directorship in December 1996. She has been a Director of the Company since July 1994. Age: 74.

ROSEMARIE GRECO............  Ms. Greco is a Principal of GRECOventures, a
                             business, consulting and investment partnership. She served as President of CoreStates Financial Corp., the parent company of Corestates Bank from May 1996 until July 1997 and President and Chief Executive Officer of CoreStates Bank, a financial institution, from August 1994 to August 1997. She also served as Chief Banking Officer of CoreStates Financial Corp. from August 1994 to May 1996, and as Chief Retail Services Officer from October 1993 to August 1994. She was a bank director from April 1992 to August 1997. Ms. Greco is also a director of Sunoco, Inc., PECO Energy Company and Preit-Rubin Inc. She has been a director of the Company since June 1999. Age: 54.

RONALD W. MOORE............  Mr. Moore has been an Adjunct Professor of Business
                             Administration, Graduate School of Business
                             Administration, Harvard University since 1990. He is a director of Orion Capital Corporation. Mr. Moore has been a director of the Company since November 1992. Age: 55.

                         DIRECTORS CONTINUING IN OFFICE
                          WITH TERMS EXPIRING IN 2003

FRANK P. FILIPPS...........  Mr. Filipps is the Chief Executive Officer of the
                             Company and has been the Chairman of its Board of Directors since June 1999. He joined the Company and Radian, as Senior Vice President and Chief Financial Officer in November 1992, and became Executive Vice President and Chief Operating Officer of the Company and Radian in 1994. In January 1995 he became President of the Company and Chairman of the Board, President and Chief Executive Officer of Radian. In January 1996 Mr. Filipps was named Chief Executive Officer of the Company. From 1975 until October 1992 he was an executive with American International Group, Inc., an insurance holding company, serving as Vice President and Treasurer from 1989 to 1992. He has been a director of Impac Mortgage Holdings since November 1995. He has been a director of the Company since May 1995. Age: 53.

STEPHEN T. HOPKINS.........  Mr. Hopkins is President of Hopkins and Company
                             LLC, a management consulting business he formed in February 1999. From January 1976 to January 1999, he held a number of managerial positions with Federal Home Loan Mortgage Corporation ("Freddie Mac"), serving as Senior Vice President and National Sales Director from April 1994 through August 1998. He has been a director of the Company since June 1999. Age: 50.

ROBERT W. RICHARDS.........  Mr. Richards was Chairman of the Board of Directors
                             of Source One Mortgage Services Corporation, a mortgage banking company, from 1989 until his retirement in 1996. He held a number of managerial positions with Source One from 1971 through 1996, serving as President from 1987 to 1989. He has been a director of the Company since November 1992. Age:
                             58.

ANTHONY W. SCHWEIGER.......  Mr. Schweiger is the President of The Tomorrow
                             Group, LLC, which provides specialized financial and management services for complex and strategic/turnaround business issues. As a consultant, he has served as the senior acting manager in a variety of businesses including Acting COO for WineAccess, a development stage infomediary from May 1998 to March 1999 and Acting Chief Executive Officer for Care Systems in 1995. He was Managing Director of the Stafford Companies, an investment banking firm from November 1994 until April 1995. From November 1993 through August 1994, he served as the Executive Vice President of First Advantage Mortgage Corporation, a mortgage banking company. Prior to that, he served as the President and Chief Executive

                             Officer of Meridian Mortgage Corporation, from 1987 until 1993 and the Executive Vice President/Chief Operating Officer from that company's inception in 1983. He has been a director of the Company since November 1992. Age: 59

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     The Company believes that during the year ended December 31, 2000, its directors and executive officers complied with all applicable filing requirements of Section 16(a) of the Securities Exchange Act of 1934. The foregoing statement is based solely upon a review of copies of reports furnished to the Company and written representations of its directors and executive officers that no other reports were required.

                        SECURITY OWNERSHIP OF MANAGEMENT
                         AND CERTAIN BENEFICIAL OWNERS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table indicates, as of December 31, 2000, information relating to each person known to the Company to be the beneficial owner within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") of more than five percent (5%) of the Company's Common Stock. All the information in the table is presented in reliance on information disclosed by the named individual as of the date of filing of their Schedule 13G.

                                     SHARES                        VOTING POWER         INVESTMENT POWER
                                  BENEFICIALLY     PERCENT      -------------------   ---------------------
NAME AND BUSINESS ADDRESS (1)      OWNED (2)     OF CLASS (3)     SOLE      SHARED      SOLE       SHARED
-----------------------------     ------------   ------------     ----      ------      ----       ------
Mellon Financial
  Corporation(4)................   2,005,233         5.3%       1,621,416    34,239   1,871,848      41,648
One Mellon Center
Pittsburgh, Pennsylvania 15258
T. Rowe Price Associates(5).....   2,294,875         6.0%         357,953       -0-   2,294,875         -0-
100 E. Pratt Street
Baltimore, MD 21202
Legg Mason, Inc.(6).............   1,861,066         4.9%(6)    1,200,000   661,066         -0-   1,861,066
100 Light Street
Baltimore, Maryland 21202

---------------
(1) Except as specifically set forth herein, this table does not include cumulative information on beneficial owners of Enhance Financial Services Group Inc. ("Enhance"), a publicly traded company until February 28, 2001, when it was acquired by the Company.

(2) Based on the information provided by such beneficial owners on Schedules 13D and 13G, if any, filed with the Securities and Exchange Commission with respect to shares owned by it of the Company, or prior to the Company's Acquisition thereof, Enhance.

(3) The percentage has been determined based upon the number of shares outstanding as of the close of business on December 31, 2000.

(4) On February 1, 2001, Mellon Financial Corporation filed a Schedule 13G stating its ownership of shares of Common Stock as set forth above at December 31, 2000. According to such Schedule 13G, all of the securities are beneficially owned by Mellon Financial Corporation and certain of its named direct or indirect subsidiaries in their various fiduciary capacities., and as a result, another entity in every instance is entitled to dividends or proceeds of sale. No individual accounts hold an interest of 5% or more in the securities of the Company.

(5) On February 12, 2001, T. Rowe Price Associates, Inc. ("Price Associates") filed a Schedule 13G stating its ownership of Common Stock as set forth in the table above at December 31, 2000. According to such Schedule 13G, only its client or its client's custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities and that the ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, such securities, is vested in the individual and institutional clients which Price Associates serves as an investment adviser, and any and all discretionary authority delegated to Price Associates may be revoked in whole or in part at any time. According to such Schedule 13G, no individual accounts hold an interest of 5% or more in the securities of the Company.

(6) On or about March 15, 2001, Legg Mason, Inc. filed a Schedule 13G/A describing its ownership of shares of Common Stock at December 31, 2000 as follows: Legg Mason, Inc. has sole voting power over 1,200,000 shares, shared voting power over 661,066 shares, sole dispositive power over 0 shares and shared dispositive power over 1,861,066 shares of Common Stock. According to such 13G/A, such shares of Common Stock are held by various identified subsidiaries of Legg Mason, Inc. which have the power to dispose of the shares held by them. In addition, on or about March 15, 2001, Legg Mason, Inc. filed a Schedule 13G/A (the "Enhance 13G/A") describing its ownership of shares of the common stock of Enhance , par value $.10 (the "Enhance Common Stock") at December 31, 2000 as follows: Legg Mason, Inc. has sole voting power over 3,208,400 shares, shared voting power over 887,884 shares, sole dispositive power over 0 shares and shared dispositive power over 4,096,284 shares of Enhance Common Stock. According to such 13G/A, such shares of Enhance Common Stock are held by various identified subsidiaries of Legg Mason, Inc. which have the power to dispose of the shares held by them. Since, pursuant to the terms of a Merger Agreement, dated as of November 13, 2000 (the "Merger Agreement"), among the Company, GOLD Acquisition Corporation and Enhance, each share of Enhance Common Stock was converted into .22 shares of Common Stock (plus cash in lieu of fractional shares of Common Stock) on February 28, 2001, based on the figures provided in the aforementioned Schedule 13G/A's, Legg Mason, Inc. after giving effect to the conversion of Enhance Common Stock into Common Stock, as of December 31, 2000, Legg Mason, Inc. would beneficially own 2,762,248 shares of Common Stock, and would have sole voting power over 1,905,848 shares, shared voting power over 856,401 shares, sole dispositive power over 0 shares and shared dispositive power over 2,762,248 shares of Common Stock. Assuming that 37,945,483 shares of the Company's Common Stock were outstanding as of December 31, 2000 and the 38,466,129 shares of Enhance Common Stock outstanding as of December 31, 2000 were converted into 8,462,548 shares of Common Stock, Legg Mason, Inc. would have beneficially owned 6.0% of the Common Stock as of December 31, 2000.

    OWNERSHIP OF COMMON STOCK BY DIRECTORS AND OFFICERS

     The following table sets forth, as of March 15, 2001, all shares of Common Stock of the Company which are deemed to be beneficially held by each director of the Company, its Chief Executive Officer, the next four most highly compensated executive officers of the Company, and the directors and all current executive officers of the Company as a group.

                                                               NUMBER OF
                                                                 SHARES       PERCENTAGE
                                                              BENEFICIALLY        OF
BENEFICIAL OWNER                                              OWNED(1)(2)      CLASS(3)
----------------                                              ------------    ----------
Herbert Wender..............................................    230,125             *
Frank P. Filipps............................................    254,201             *
C. Robert Quint.............................................    102,169             *
Roy J. Kasmar...............................................     87,167             *
James C. Miller.............................................     41,195(4)          *
Andrew Luczakowsky..........................................     36,591             *
David C. Carney.............................................     25,400             *
James W. Jennings...........................................     24,400             *
Robert W. Richards..........................................     23,000             *
Anthony W. Schweiger........................................     22,800             *
Claire M. Fagin.............................................     22,800             *
Ronald W. Moore.............................................     20,800             *
Howard S. Yaruss............................................     12,526             *
Larry E. Swedroe............................................      6,056             *
Howard B. Culang............................................      2,800             *
Rosemarie B. Greco..........................................      2,800             *
Stephen T. Hopkins..........................................      2,800             *
Albert Will(5)..............................................          0             *
All directors and current executive officers as a group (18
  persons)..................................................    917,630          2.42%

---------------
(1) Shares are "beneficially owned" by a person if such person, directly or indirectly, has or shares (i) the voting power thereof, including the power to vote or direct the voting of such shares, or (ii) the power to dispose or direct the disposition of such shares. In addition, a person is deemed to beneficially own any shares which such person has the right to acquire beneficial ownership of within 60 days. Directors and officers have sole voting and investment powers of the shares shown unless otherwise indicated.

(2) Includes: (i) shares allocable to employee contributions under the Company's Savings Incentive Plan as of January 31, 2001, as to which the employee has dispositive power, (ii) shares that may be acquired within 60 days after the ownership date reflected, upon exercise of employee and director stock options, and (iii) phantom stock units to which vesting will occur under certain circumstances.

(3) "*" indicates less than one percent of class.

(4) Includes shares of Common Stock allocable to employee contributions under the Company's Savings Incentive Plan, which Mr. Miller accumulated during his time as an employee of the Company. Under the Company's Savings Incentive Plan, Mr. Miller has dispositive power as to 3,795 shares held therein. Also included are 200 shares owned by Mr. Miller's daughter as to which he disclaims beneficial ownership.

(5) Mr. Will resigned as an executive officer effective August 31, 2000.

             MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board of Directors of the Company holds regular quarterly meetings and special meetings as and when necessary. During the period January 1, 2000 through December 31, 2000, the Board of Directors of the

Company met on five occasions. The By-laws of the Company provide that the Board of Directors, by a resolution adopted by a majority of the entire Board, may designate an Executive Committee or other committees, each of which shall consist of one or more directors. In addition to the Executive Committee, the Board of Directors has the following standing committees: Stock Option and Compensation Committee, Audit Committee, Nominating Committee and Investment Committee. Each director participated in at least 75% of the meetings of the Board of Directors and the committees thereof held during 2000.

     EXECUTIVE COMMITTEE. As of December 31, 2000, the Executive Committee was composed of Messrs. Wender (Chairman), Carney, Filipps, Kasmar and Schweiger. This Committee exercises such management functions as may be delegated to it by the Board of Directors. The Executive Committee met three times during the period from January 1, 2000 through December 31, 2000.

     STOCK OPTION AND COMPENSATION COMMITTEE. As of December 31, 2000, the Stock Option and Compensation Committee was composed of four non-employee directors, Mr. Richards (Chairman), Mr. Culang, Dr. Fagin and Mr. Moore. This Committee is responsible for administering the Company's 1992 Stock Option Plan, 1995 Equity Compensation Plan, and 1992 Long-Term Incentive Plan, and for setting compensation for the Company's senior managers. The Stock Option and Compensation Committee met five times during the period January 1, 2000 through December 31, 2000.

     AUDIT COMMITTEE. As of December 31, 2000, the Audit Committee was composed of five non-employee directors, Mr. Carney (Chairman), Ms. Greco, Messrs. Jennings, Miller and Schweiger. This Committee is responsible for recommending to the Board of Directors the independent auditors to be retained by the Company; reviewing and approving the financial results of the Company; reviewing with the Company's independent auditors the scope and results of their audits; reviewing with the independent auditors and management the Company's accounting and reporting principles, practices and policies and the adequacy of the Company's accounting, operating and financial controls. The Audit Committee met five times during the period between January 1, 2000 and December 31, 2000. Since the Board of Directors of the Company currently does not anticipate replacing Mr. Miller on the Audit Committee after his retirement from the Board of Directors of the Company, there will be four independent non-employee directors continuing on the Audit Committee. The Report of the Audit Committee for fiscal year 2000 begins on page 18.

     NOMINATING COMMITTEE. As of December 31, 2000, the Nominating Committee was composed of four non-employee directors, Messrs. Schweiger (Chairman), Carney, Hopkins and Jennings. This Committee is responsible for identifying and recommending to the Company's stockholders nominees to the Company's Board of Directors. The Nominating Committee considers nominees who are recommended by stockholders as additional members of the board or to fill vacancies on the board. Stockholders desiring to submit the names of, and any pertinent data with respect to, such nominees should send this information, in writing, to the Chairman of the Nominating Committee, Mr. Anthony W. Schweiger, in care of the Company. The Nominating Committee met two times during the period between January 1, 2000 and December 31, 2000. See "ELECTION OF
DIRECTORS -- Requirements for Advance Notification of Nominees."

     INVESTMENT COMMITTEE. As of December 31, 2000, the Investment Committee was composed of Mr. Moore (Chairman), Dr. Fagin, Messrs. Filipps, Miller, Richards, and Swedroe. The Investment Committee is responsible for monitoring the Company's investment guidelines and portfolio. The Investment Committee met four times during the period January 1, 2000 through December 31, 2000.

                       EXECUTIVE OFFICERS OF THE COMPANY

     Set forth below is certain information regarding each of the current executive officers of the Company as of March 15, 2001. The executive officers of the Company are elected annually by the Board of Directors to serve in their respective capacities until their successors are duly elected and qualified or until their earlier resignation or removal.

Frank P. Filipps...........  Mr. Filipps is the Chief Executive Officer of the
                             Company and has been the Chairman of its Board of Directors since June 1999. He joined the Company and Radian, as Senior Vice President and Chief Financial Officer in November 1992, and became Executive Vice President and Chief Operating Officer of the Company and Radian in 1994. In January 1995 he became President of the Company and Chairman of the Board, President and Chief Executive Officer of Radian. In January 1996 Mr. Filipps was named Chief Executive Officer of the Company. From 1975 until October 1992 he was an executive with American International Group, Inc., an insurance holding company, serving as Vice President and Treasurer from 1989 to 1992. He has been a director of Impac Mortgage Holdings since November 1995. He has been a director of the Company since May 1995. Age: 53.

Roy J. Kasmar..............  Mr. Kasmar has been President and Chief Operating
                             Officer of the Company since June 1999. He joined Amerin as Executive Vice President and Chief Operating Officer in May 1996 and became President and Chief Operating Officer of Amerin in November 1997. From 1988 to 1996 he was a member of the Operating Committee and managing director of the Capital Markets group with Prudential Home Mortgage. He served as Chief Operating Officer and Vice President in charge of secondary marketing of First Boston Capital Group from 1984 to 1988. Prior to that he served as Vice President in charge of secondary marketing of Chase Home Mortgage from 1981 to 1984. He has been a director of Amerin since December 1996, and he was a director of Amerin Corporation from September 1998 until it merged with and into the Company in June 1999 at which time he became a director of the Company.
                             Age: 45.

C. Robert Quint............  Mr. Quint was named Executive Vice President, Chief
                             Financial Officer of the Company in April 1999. He was named Senior Vice President, Chief Financial Officer of the Company and Radian in January 1996. He joined Radian as Vice President, Administration and Controller in August 1990. In July 1992 he became Vice President, Administration and Controller of the Company. In January 1995, he was named Vice President, Finance and Controller of the Company and Radian. From June 1987 until August 1990 he served as an Assistant Controller for Reliance Development Group, a commercial real estate developer. Age: 41.

Andrew R. Luczakowsky......  Mr. Luczakowsky was named Senior Vice President,
                             Information Technology of Radian in July 1998. He was named Vice President of Radian in April 1984. He has been employed by Radian in an information technology related capacity since 1982. Age: 54.

Howard S. Yaruss...........  Mr. Yaruss joined the Company and Radian in July
                             1997 as Senior Vice President, Secretary and
                             General Counsel. From July 1991 until July 1997 he served as Vice President and Assistant General Counsel of Capital Reinsurance Company, a reinsurance company. Age: 42.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

DIRECTOR COMPENSATION

     Mr. Wender receives as compensation for his services as Lead Director of the Company stock options with a present value on the date of grant of $100,000 per year payable annually. All other directors of the Company who did not serve as officers of the Company received an annual fee for their services of $20,000, a $2,000 annual fee for serving as the chairman of a committee, a $1,500 fee for each Board of Directors meeting, a $1,500 fee for each committee meeting attended not in conjunction with a Board of Directors meeting and a $500 fee for each committee meeting attended in conjunction with a Board of Directors meeting attended. In addition, non-employee directors are reimbursed for their out-of-pocket expenses incurred in connection with a Board of Directors or committee meeting. Directors who are employees do not receive additional compensation for such service. Each non-employee director automatically receives an annual grant of 400 units of phantom stock at full value exercisable upon their departure from the Board of Directors of the Company. Each director also receives a non-qualified stock option grant under the Company's stock option plan to acquire 1,200 shares of Common Stock of the Company at the fair market value of such Common Stock on the date of the grant. These options become vested and fully exercisable on the first anniversary of the date of the grant, provided that the optionee is a director of the Company on such anniversary date. Options are exercisable for ten years after the date of the grant, provided that the optionee remains a director of the Company. The exercise price of such options is 100% of the fair market value of the Common Stock on the date of the grant.

EXECUTIVE COMPENSATION

     The following table sets forth certain information for the years ended December 31, 2000, 1999 and 1998 as to the compensation of (i) the Chief Executive Officer of the Company, (ii) the four most highly compensated executive officers of the Company other than the Chief Executive Officer, and
(iii) Mr. Albert V. Will who would have been included in the former group had he not resigned as an executive officer in August 2000.

                           SUMMARY COMPENSATION TABLE

                                                                          LONG TERM
                                                                         COMPENSATION
                                                                         ------------
                                                                            AWARDS
                                                                         ------------
                                                                          SECURITIES
                                                 ANNUAL COMPENSATION      UNDERLYING         ALL OTHER
                                               -----------------------     OPTIONS/           COMPEN-
NAME AND PRINCIPAL POSITION           YEAR     SALARY(1)   BONUS(2)(3)       SARS            SATION(4)
---------------------------           ----     ---------   -----------   ------------        ---------
Frank P. Filipps....................  2000     $530,000     $737,000       124,382(5)(6)(7)  $ 47,634
Chairman of the Board and             1999     $500,000     $750,000        67,500(8)        $ 21,979
Chief Executive Officer               1998     $400,000     $600,000        42,500           $ 19,920
Roy J. Kasmar.......................  2000     $397,500     $399,487        43,618(5)(6)     $ 75,870
President and Chief Operating
  Officer                             1999     $336,828     $475,000        30,000           $137,836
                                      1998     $275,000     $325,000        18,345(9)        $     --
C. Robert Quint.....................  2000     $237,500     $198,906        21,802(5)(6)     $ 18,361
Executive V.P., Chief Financial
  Officer                             1999     $225,000     $247,500        18,500(8)        $ 15,862
                                      1998     $180,000     $225,000        16,000           $ 15,387
Albert V. Will......................  2000     $167,304     $146,667             0           $258,365(11)
Executive V.P. Sales -- Radian(10)    1999     $220,000     $200,000        17,000           $  8,000
                                      1998(12) $ 78,557     $145,754        24,710(9)        $ 17,250
Andrew R. Luczakowsky(13)...........  2000     $176,800     $127,500         8,000(5)        $ 15,390
Senior V.P., Information Technology   1999     $163,266     $ 90,000         7,500(8)        $  7,945
                                      1998     $150,000     $ 53,250         6,500           $  6,810
Howard S. Yaruss....................  2000     $183,750     $137,812        13,344(5)(6)     $ 17,446
Sr. V.P., Secretary & General
  Counsel                             1999     $175,000     $131,250         9,750(8)        $ 18,400
                                      1998     $150,000     $112,500         8,000           $ 18,400

---------------
 (1) Includes employee contributions to the Company's Savings Incentive Plan.

 (2) Bonus amounts are for services rendered in the calendar year noted but paid in the subsequent year.

 (3) All or a portion of the bonus may have been deferred pursuant to the terms of the Deferred Compensation Plan.

 (4) Includes matching contributions by the Company under the Company's Savings Incentive Plan, relocation expenses and other fringe benefits.

 (5) Options were granted on January 22, 2001 in consideration for 2000 performance.

 (6) Includes phantom stock units granted in January 2001.

 (7) Includes Mr. Filipps' reload grants totaling 37,706 options as a result of several stock swap and reload transactions which occurred in 2000.

 (8) Includes phantom stock units granted in December 1999.

 (9) Number of shares underlying options have been adjusted to reflect the June 1999 merger with Amerin Corporation.

(10) Mr. Will resigned as an executive officer effective August 31, 2000.

(11) Includes $250,000 in severance pay pursuant to Change of Control agreement that Mr. Will had with Amerin Corporation.

(12) Indicates employment commenced during the first year for which a salary is provided.

(13) Mr. Luczakowsky was not one of the four most highly compensated executive officers prior to the year 2000.

     The following table sets forth certain information concerning grants of stock options made during the year ended December 31, 2000 to (i) the chief executive officer of the Company, (ii) the four most highly compensated executive officers of the Company other than the chief executive officer, and
(iii) Mr. Albert V. Will who would have been included in the former group had he not resigned as an executive officer in August 2000.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                    INDIVIDUAL GRANTS(1)
                      -------------------------------------------------
                      NUMBER OF     % OF TOTAL
                      SECURITIES   OPTIONS/SARS                            POTENTIAL REALIZABLE VALUE AT ASSUMED
                      UNDERLYING    GRANTED TO                            ANNUAL RATES OF STOCK PRICE APPRECIATION
                       OPTIONS      EMPLOYEES     EXERCISE                     FOR OPTION TERM (10 YEARS)(2)
                       GRANTED/     IN FISCAL     OR BASE    EXPIRATION   ----------------------------------------
NAME                     SARS          YEAR        PRICE        DATE          0%            5%            10%
----                  ----------   ------------   --------   ----------   ----------   ------------   ------------
Frank P. Filipps.....   60,000           13%      $42.0625    01/18/10           --     $1,587,173     $4,022,208
                         8,247(3)      1.79%      $36.0625    11/20/02           --     $  187,038     $  473,991
                        12,891(3)       2.8%      $63.1875    11/20/02           --     $  512,266     $1,298,183
                        16,568(3)       3.6%      $63.1875    01/20/04           --     $  658,384     $1,668,474
Roy J. Kasmar........   30,000          6.5%      $42.0625    01/18/10           --     $  793,586     $2,001,104
C. Robert Quint......   17,000         3.69%      $42.0625    01/18/10           --     $  449,699     $1,139,626
Albert V. Will(4)....   17,000         3.69%      $42.0625    01/18/10           --     $  449,699     $1,139,626
Andrew Luczakowsky...    8,000         1.74%      $42.0625    01/18/10           --     $  211,623     $  536,294
Howard S. Yaruss.....    8,750          1.9%      $42.0625    01/18/10           --     $  231,463     $  586,572

---------------
(1) All options disclosed in this table vest in four equal installments on each anniversary of January 18 in 2002, 2003, 2004 and 2005. The options have a reload feature whereby options exercised may be paid for with previously owned mature shares of common stock and a regrant of the number of shares equal to those mature shares exchanged will occur at the then current fair market value for the remaining term of the original option grant.

(2) The dollar amounts under these columns are the result of calculations at 0%, 5% and 10% rates set by the Securities and Exchange Commission by rule and therefore are not intended to and do not forecast possible future appreciation in the value of the Common Stock. The applicable rules of the Securities and Exchange Commission permit the Company to use an alternative formula for a grant date valuation, an approach which would state gains at present, and therefore lower, value. However, the Company did not use such alternate formula since it does not believe that any alternate formula of which it determines with reasonable accuracy a present value based on future unknown or volatile factors.

(3) These stock options were granted as reloads as a result of the exercise of options by Mr. Filipps using previously owned shares of the Company's common stock.

(4) Mr. Will resigned as an executive officer effective August 31, 2000 and the granted options represented in this table were cancelled upon termination of employment.

     The following table sets forth certain information concerning exercises of stock options during the year ended December 31, 2000 and the value of unexercised stock options at December 31, 2000 for (i) the Chief Executive Officer of the Company, (ii) the four most highly compensated executive officers of the Company other than the Chief Executive Officer, and (iii) Albert V Will who would have been included in the former group had he not resigned as an executive officer in August, 2000.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                      FISCAL YEAR END OPTION/SAR VALUES(1)

                                                                                        VALUE OF UNEXERCISED
                                                          NUMBER OF SECURITIES              IN-THE-MONEY
                                                         UNDERLYING OPTIONS/SARS            OPTIONS/SARS
                             SHARES                      AT DECEMBER 31, 2000(2)        AT DECEMBER 31, 2000
                            ACQUIRED       VALUE       ---------------------------   ---------------------------
NAME                       ON EXERCISE    REALIZED     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                       -----------   ----------    -----------   -------------   -----------   -------------
Frank P. Filipps.........    77,925      $3,600,567(3)   174,781        127,500      $7,947,593     $2,588,188
Roy J. Kasmar............    83,142      $1,742,440       83,549         30,000      $2,391,442     $  990,000
C. Robert Quint..........        --              --       83,250         46,250      $4,635,813     $1,558,438
Albert V. Will(4)........    24,710      $  776,221           --             --              --             --
Andrew Luczakowsky.......        --              --       29,000         17,500      $1,573,338     $  584,219
Howard S. Yaruss.........        --              --        8,000         24,750      $  195,515     $  501,171

---------------
(1) At December 31, 2000, the closing price of a share of Common Stock on the New York Stock Exchange was $75.0625.

(2) There is a reload feature attached to outstanding option grants whereby options exercised may be paid for with previously owned mature shares of common stock and a regrant of the number of shares equal to those mature shares exchanged will occur at the then current fair market value for the remaining term of the original option grant.

(3) Shares were exercised pursuant to a stock swap and subsequent reload.

(4) Mr. Will resigned as an executive officer effective August 31, 2000.

CHANGE OF CONTROL AGREEMENTS

     See "CERTAIN TRANSACTIONS" for a description of change of control agreements between the Company and its executive officers.

DEFERRED COMPENSATION PLAN

     In October 1999, the Board of Directors of the Company approved a Deferred Compensation Plan for certain key officers. The Deferred Compensation Plan affords the key officers the opportunity to elect to defer receipt of their annual bonus monies. This program provides a way for key officers to defer income and tax liability while earning a rate of return equal to either (i) 200 basis points above the U.S. 30-year Treasury rate or (ii) the Company's return on equity.

PENSION PLAN AND SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     The Board of Directors of the Company has established the Company's Pension Plan (the "Pension Plan"). The Pension Plan is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code. All salaried and hourly employees of the Company are eligible to participate in the Pension Plan upon the attainment of 20 1/2 years of age and one year of eligible service. A participant is generally fully vested after five years of service subsequent to age 18.

     The amount of the annual normal retirement benefit of a participant is the sum of (i) 1.1% of his average base salary (up to a statutory maximum equal to $170,000 in 2000) for the five consecutive calendar years for which such average is highest ("Average Annual Salary") multiplied by his number of years of credited service not in excess of 35 years, plus (ii) 0.5% of the participant's Average Annual Salary in excess of the average of the annual Social Security taxable wage bases in effect for each of the 35 calendar years ending with the calendar year in which he attains Social Security retirement age multiplied by his number of years of credited service not in excess of 35 years, plus (iii) 0.5% of the participant's Average Annual Salary multiplied by his number of years of credited service in excess of 35 years.

     In January 1997, the Board of Directors of the Company established a nonqualified Supplemental Executive Retirement Plan ("SERP") for selected senior officers of the Company. This plan is intended to provide certain officers with a supplemental retirement program to the qualified pension plan. The difference between the SERP and the qualified pension plan is that the SERP is not subject to the statutory cap on compensation that may be taken into account for the calculation of benefits ($170,000 in 2000) and the statutory cap on actual benefits ($135,000 in 2000). The benefit under the SERP is determined using the same formula as that under the qualified pension plan but is based on total compensation (inclusive of salary and bonus) up to 150% of average base pay for the three consecutive calendar years for which such base pay is the highest.

     The following table sets forth the approximate annual pension that a full-time employee, including an officer, may receive under the Pension Plan, assuming selection of a single life annuity and retirement at age 65, based on the indicated assumptions as to Average Annual Salary and years of credited service. The following table assumes that the Company was in existence for the entire year of 1992. Benefits shown in the following table in excess of $135,000 are payable by the Company only to persons designated by the Board of Directors as eligible to participate in the SERP.

                               PENSION PLAN TABLE

                                   YEARS OF CREDITED SERVICE
               ------------------------------------------------------------------
REMUNERATION     5        10        15        20        25        30        35
------------   ------   -------   -------   -------   -------   -------   -------
 $  100,000     7,100    14,200    21,300    28,400    35,500    42,600    49,700
 $  150,000    11,100    22,200    33,300    44,400    55,500    66,600    77,700
 $  170,000    12,700    25,400    38,100    50,800    63,500    76,200    88,900
 $  200,000    15,100    30,200    45,300    60,400    75,500    90,600   105,700
 $  250,000    19,100    38,200    57,300    76,400    95,500   114,600   133,700
 $  300,000    23,100    46,200    69,300    92,400   115,500   138,600   161,700
 $  500,000    39,100    78,200   117,300   156,400   195,500   234,600   273,700
 $  750,000    59,100   118,200   177,300   236,400   295,500   354,600   413,700
 $1,000,000    79,100   158,200   237,300   316,400   395,500   474,600   553,700

     For the year ended December 31, 2000, the base salary for purposes of the Pension Plan for the officers named in the Summary Compensation Table is set forth in the salary column of the Summary Compensation Table. The credited years in service as of December 31, 2000 for each such officer is as follows: Mr. Filipps -- 8 years; Mr. Kasmar -- 5 years; Mr. Luczakowsky -- 19 years; Mr. Yaruss -- 4 years and Mr. Quint -- 17 years.

                             EXECUTIVE COMPENSATION

STOCK OPTION AND COMPENSATION COMMITTEE REPORT ON COMPENSATION OF EXECUTIVE OFFICERS OF THE COMPANY

     The Stock Option and Compensation Committee (the "Committee") has provided the following report on executive compensation for the year ended December 31, 2000:

COMPENSATION PHILOSOPHY

     The Committee believes that the Company's executive compensation program should be closely related to the services that the executives deliver to the Company and the value such services bring to the stockholders of the Company. Therefore, in practice, it believes an executive's compensation should be based, in part, on the achievement by the Company of certain specified financial objectives and, in part, on the achievement by the executive of specific, individual objectives. The Company's financial objectives are recommended by management and are approved by the Stock Option and Compensation Committee and further ratified by the full Board of Directors. Achievement of both corporate and individual objectives should lead to improved performance and greater value to the stockholders. The Stock Option and Compensation Committee has worked with an outside consultant which reviewed the Company's compensation programs compared to those provided by similar organizations.

EXECUTIVE OFFICERS

     The Company's executive compensation program is comprised of three components; annual base salary, annual bonus, and stock options. The variable portions of the executive compensation program (annual bonus and stock options) are directly tied to the results of the Company's operations. The annual bonus has been designed to recognize shorter-term results while awards of stock options have been implemented to recognize sustained corporate growth and profitability. The annual bonus plan is designed to reflect the achievement of specific individual and corporate goals and objectives including specific net income and return on equity targets. The amount of the annual bonus actually awarded to an executive officer is dependent on the meeting or exceeding of specific targets which are developed at the beginning of each year by the executive and the Company. Failure to reach the targeted goals results in lower annual bonus awards and may, in the appropriate circumstances, result in no award. Since the attainment of the goals and objectives of the Company leads to increased stockholder returns, the annual bonus plan creates a direct relationship between executive compensation and the creation of additional value for the stockholders.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Mr. Filipps' annual compensation is fixed by the Committee. The Committee may grant periodic salary increases, if warranted, after a review of Mr. Filipps' performance and an assessment of the competitiveness of Mr. Filipps' current base salary. The award of an annual bonus recognizes Mr. Filipps' contributions to the Company's overall results. Contributions are measured against specific goals and objectives which are established by the Committee at the beginning of each year. The Committee considers the Company's return on equity, combined ratio, growth in earnings and revenue, reduction in expenses, increases in profitability, as well as Mr. Filipps' individual goals and objectives.

ANNUAL BASE SALARY

     The annual base salary levels for the Company's executive officers are intended to be competitive with salaries for executive officers in comparable industries with similar levels of responsibility. The Company believes the salaries are competitive. Salaries paid to executive officers are fixed by the Committee. The Committee grants periodic salary increases, if warranted, after a review of individual performance and an assessment of the competitiveness of the executive's current salary.

ANNUAL BONUS

     The award of an annual bonus recognizes the individual contributions of an executive officer to the Company's operations. Contributions are measured against specific goals and objectives established at the beginning of the year for each executive officer and the Company. Among the factors considered are the Company's return on equity, combined ratio, growth in earnings and revenue, reduction in expenses, increases in productivity, etc. Individual objectives are based on the executive's position with the Company or an affiliate. The Chairman of the Company reviews the performance of all executive officers and makes specific recommendations to the Committee regarding the amount of annual bonus, if any, to be awarded. The amount of the annual bonus is dependent upon achieving specific goals and objectives. Starting with annual bonuses paid in 2001 to executive officers and other key officers designated by Mr. Filipps, one-third will be paid in phantom stock units of the Company.

LONG-TERM EQUITY INCENTIVE

     The Company's 1992 Stock Option Plan and 1995 Equity Compensation Plan provide the Company the opportunity to reward the contributions of key employees -- executive officers and others. Based upon the review and management's recommendations, the Committee has approved guidelines that provide for stock option grants to executive officers (and key employees) upon the occurrence of one (or more) of the following events: (i) initial employment;
(ii) promotion to a new, higher level position with increased responsibility and accountability; and (iii) the attainment of specific goals and objectives by an executive officer or key employee and the Company.

     The Committee reviews the individual performance of Messrs. Filipps and Kasmar. The performances of the other executive officers of the Company are reviewed by Mr. Filipps, who also makes specific recommendations to the Committee regarding eligibility for and the amount of stock options to be granted to those executive officers (and key employees) of the Company who have made significant contributions to the Company's results of operations.

     The Committee evaluates the performance of the Company during a calendar year by examining a number of factors including the Company's competitive position, growth in earnings, return on equity and other specific corporate goals and objectives. The Committee also examines the recommendations of the Chief Executive Officer. The Committee grants, subject to approval and ratification by the Board of Directors, stock options to the Chief Executive Officer and other executive officers and key employees.

     On January 18, 2000 the following executive officers of the Company named in the "Summary Compensation Table" were granted options to purchase shares of Common Stock: Mr. Filipps -- 60,000, Mr. Kasmar -- 30,000, Mr. Quint -- 17,000, Mr. Will -- 17,000, Mr. Luczakowsky -- 8,000 and Mr. Yaruss -- 8,750 shares each.

     During 2000, the executive officers of the Company as a group were granted options to purchase 140,750 shares in total (not including Mr. Filipps' reloaded options). These options vest 25% per year beginning January 18, 2002, and were granted at an option price of $42.0625 per share, the closing price of the Common Stock on the New York Stock Exchange on January 18, 2000.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m)

     Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to a corporation's Chief Executive Officer and the four next most highly compensated executive officers, except to the extent that any amount in excess of such limit is paid pursuant to a plan containing a performance standard or a stock option plan that meets certain requirements. The amendments to the 1992 Stock Option Plan approved at the 1995 Annual Meeting were designed to bring the 1992 Stock Option Plan into compliance with Section 162(m). The 1995 Equity Compensation Plan was also drafted to comply with Section 162(m). To the extent readily determinable and as one of the factors in its consideration of compensation matters, the Stock Option and Compensation Committee considers the anticipated tax treatment to the Company and to the executive officers of various payments and benefits. The Stock Option and Compensation Committee intends to retain the deductibility of compensation pursuant to Section 162(m), but reserves the right to provide non-deductible compensation if it determines that such action is in the best interests of the Company and its stockholders.

             MEMBERS OF THE STOCK OPTION AND COMPENSATION COMMITTEE

                         Robert W. Richards (Chairman)
                                Howard B. Culang
                                Claire M. Fagin
                                Ronald W. Moore

AUDIT COMMITTEE REPORT

     The Audit Committee (the "Audit Committee") and its members have submitted the following report for the year ended December 31, 2000:

     The functions of the Audit Committee are: to recommend to the Board of Directors the independent auditors to be nominated and retained by the Company (subject to board and stockholder approval), to review the independence of such auditors and monitor the professional services provided, to review and approve the financial results of the Company, to review and approve the scope of the annual audit activities of the independent auditors, to review audit results with the independent auditors, to review with the independent auditors and management of the Company's accounting and reporting principals, practices and policies and adequacy of the Company's accounting, operating and financial controls, and to assist the Board of Directors in fulfilling its fiduciary responsibilities as to the system of internal controls, accounting policies and reporting practices of the Company and the sufficiency of auditing relative thereto. The committee held five meetings during 2000.

     The Audit Committee has reviewed and discussed the Consolidated Financial Statements of Radian Group Inc. and Subsidiaries for the years ended December 31, 2000, 1999 and 1998 (the "Audited Financial Statements") with management of the Company, and has discussed with Deloitte & Touche LLP, the Company's independent auditors for 2000, the matters required to be discussed by SAS 61, "Codification of Statements on Auditing Standards, AU sec. 380", as may be modified or supplemented. The Audit Committee has received the written disclosures and the letter from the independent accountants required by Indepen-dence Standards Board Standard No. 1, "Independence Discussions with Audit Committees", and has discussed with Deloitte & Touche LLP, Deloitte & Touche LLP's independence.

     Based on the foregoing review and discussions, the Audit Committee has recommended to the Board of Directors that the Audited Financial Statements of the Company be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

     During fiscal year 2000, Deloitte & Touche LLP provided various audit, audit related and non-audit services to the Company as follows:

          a) AUDIT FEES: The aggregate fees billed by Deloitte & Touche LLP for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2000, and the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were $92,500;

          b) FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES: The aggregate fees billed by Deloitte & Touche LLP for professional services relating Financial Information Systems Design and Implementation Fees rendered during the fiscal year ended December 31, 2000 were $169,000; and

          c) ALL OTHER FEES: The aggregate fees billed by Deloitte & Touche LLP for professional services related to all other non-audit services provided during the fiscal year ended December 31, 2000 were $399,500.

                         MEMBERS OF THE AUDIT COMMITTEE

                           David C. Carney (Chairman)
                               Rosemarie B. Greco
                               James W. Jennings
                                James C. Miller
                              Anthony W. Schweiger

     The Audit Committee, at its October 2000 meeting, approved and adopted the Audit Committee of the Board of Directors Charter, a copy of such charter is attached to this proxy statement as Appendix A.

                         TOTAL STOCKHOLDER RETURN GRAPH

     Set forth below is a line graph comparing the cumulative total return to stockholders of a $100 investment in (i) the Company's Common Stock, (ii) the Standard and Poor's 500 index, and (iii) a peer group constructed by the Company for the period December 31, 1995 through December 31, 2000. The five companies in the peer group, MGIC Investment Corporation, PMI Group and Triad Guaranty Inc., publicly-traded mortgage insurance companies, as well as Fannie Mae and Freddie Mac, have been selected because their core businesses involve residential mortgage lending.

     Total stockholder return is determined by dividing (i) the sum of the cumulative amount of dividends for a given period (assuming dividend reinvestment) and the difference between the share price at the end of the beginning of the period, by (ii) the share price at the end of the period.

[PERFORMANCE GRAPH]

                                                    RADIAN GROUP INC              S&P 500 INDEX                PEER GROUP
                                                    ----------------              -------------                ----------
1995                                                     100.00                      100.00                      100.00
1996                                                     167.62                      122.96                      128.02
1997                                                     276.14                      163.98                      198.71
1998                                                     210.61                      210.85                      260.72
1999                                                     219.48                      255.21                      220.40
2000                                                     345.78                      231.98                      312.63

                                INDEXED RETURNS
                                  YEARS ENDING

----------------------------------------------------------------------------------------------------------------
                                       Base
                                      Period
Company Name/ Index                   Dec 95       Dec 96       Dec 97       Dec 98       Dec 99       Dec 00
----------------------------------------------------------------------------------------------------------------
 RADIAN GROUP INC                      100         167.62       276.14       210.61       219.48       345.78
 S&P 500 INDEX                         100         122.96       163.98       210.85       255.21       231.98
 PEER GROUP                            100         128.02       198.71       260.72       220.40       312.63

Peer Group Companies
Fannie Mae
Fed Home Loan MTG Co
MGIC Investment Corp/WI
PMI Group Inc
Triad Guaranty Inc

General comments regarding the Total Stockholder Return Graph:

(1) Returns were prepared by Standard & Poor's Compustat, a division of McGraw-Hill, Inc.

(2) The return for the peer group for the periods shown assumes the base period to be equal to $100.00 and is calculated by weighting the returns for each company in the peer group by the market capitalization at the beginning of the periods shown.

(3) Past total stockholder returns may not be indicative of returns to be achieved in the future or for periods of time longer than the periods shown in the above graph.

                              CERTAIN TRANSACTIONS

     Prior to the Company's initial public offering in October 1992 (the "Offering"), the Company and Radian were indirect subsidiaries of Reliance Group Holdings, Inc. ("Reliance"). Mr. Wender, Lead Director of the Company, was Chairman of the Board and Chief Executive Officer of Commonwealth Land Title Insurance Company ("Commonwealth"), an indirect subsidiary of Reliance at that time.

     Concurrently with the Offering, Commonwealth purchased 800,000 shares of the Company's $4.125 Preferred Stock (the "Preferred Stock") for an aggregate purchase price of $40.0 million. On February 27, 1998, Commonwealth was acquired by LandAmerica Financial Group, Inc. who, as successor to Commonwealth, now owns the Preferred Stock. Dividends on the Preferred Stock are payable quarterly and for the year ended December 31, 2000 totaled $3.3 million. The Preferred Stock is redeemable, in whole or from time to time in part, at the option of the Company, at $54.125 per share beginning on August 15, 2002 and declining to $50.00 per share on August 15, 2005. On August 15 of each year beginning in 2002, the Company is obligated, to the extent it has funds legally available therefore, to redeem 72,000 shares (80,000 shares in 2012) at a redemption price of $50.00 per share. In the event that dividends on the Preferred Stock are in arrears and unpaid in an amount equal to six quarterly dividends, the size of the Company's Board of Directors will be increased by two to permit the holders of the Preferred Stock, voting separately as a class, to elect two directors. The Company may not consummate any Fundamental Transaction (defined as a merger, consolidation, sale of assets or similar transaction on which the holders of the Common Stock are entitled to vote) unless such transaction is approved by two-thirds of the outstanding shares of the Preferred Stock. In connection with the sale of Preferred Stock, the Company granted to Commonwealth certain rights to register the Preferred Stock under the Securities Act of 1933, as amended.

     The Company has entered into change of control agreements with each of Messrs. Frank P. Filipps, Roy J. Kasmar, Paul F. Fischer, Andrew Luczakowsky, C. Robert Quint, Scott C. Stevens, R. Bruce Van Fleet and Howard S. Yaruss. The change of control agreements have initial terms of three years and upon expiration of such period will be automatically extended for successive one-year terms, unless terminated by either party. The change of control agreements provide that in the event that, within two years after a "change in control" of the Company or Radian, the executive's employment is terminated (i) by the Company for any reason other than (1) the executive's continued illness, injury or incapacity for a period of twelve consecutive months or (2) for "cause", which shall mean misappropriation of funds, habitual insobriety, substance abuse, conviction of a crime involving moral turpitude, or gross negligence in the performance of duties, which gross negligence has had a material adverse effect on the business, operations, assets, properties or financial condition of the Company and its subsidiaries taken as a whole, or (ii) by the executive in the event of relocation or certain specified adverse changes in employment status and compensation, the executive would be entitled to a lump-sum cash payment equal to 2.0 times (1) the executive's then current annual base compensation plus (2) the target bonus for the year in which a termination occurs. Additionally, upon a change of control (as defined in the agreements), all options not then vested would fully vest, and any restricted stock previously granted to the executive which has not yet vested or become freely transferable would become fully vested and freely transferable.

     The Company has entered into an employment agreement with Mr. Roy J. Kasmar. The employment agreement has a two-year term which commenced on April 9, 1999. It provides Mr. Kasmar with a base salary of $375,000 per year, a target bonus of $475,000 per year, a minimum bonus of $237,500 in 1999 and 2000, the right to be nominated as a director of the Company as long as he is employed by the Company, reimbursement for relocation expenses in connection with his move to the Company's headquarters in Philadelphia, severance in the event his employment is terminated under certain circumstances during the term of the agreement and certain fringe benefits commensurate to those provided to other senior executives of the Company.

               II.  STOCKHOLDER APPROVAL OF INDEPENDENT AUDITORS

     The Board of Directors of the Company recommends that the stockholders approve the firm of Deloitte & Touche LLP as the independent auditors to audit the books, records and accounts of the Company for the current fiscal year. Deloitte & Touche LLP also served as the Company's independent auditors for the year ended December 31, 2000.

     Adoption of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. The Board of Directors unanimously recommends a vote FOR this proposal. If the stockholders fail to approve the appointment of Deloitte & Touche LLP, the Board of Directors of the Company will reconsider whether or not to retain the firm. It is understood that even if the selection of Deloitte & Touche LLP is approved, the Board, at its discretion, may direct the appointment of a new independent auditing firm at any time during the year if the Board determines that such a change would be in the best interests of the Company and its stockholders.

     The Company has requested that a representative of Deloitte & Touche LLP attend the 2001 annual meeting of stockholders. Such representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate stockholder's questions.

                              III.  OTHER MATTERS

     The Board of Directors is not aware of any matters not set forth herein that may come before the meeting. If, however, further business properly comes before the meeting, the persons named in the proxies will vote the shares represented thereby in accordance with their best judgment.

                         STOCKHOLDER PROPOSALS FOR THE
                              2002 ANNUAL MEETING

     Stockholders may submit proposals on matters appropriate for stockholder action at annual meetings in accordance with regulations adopted by the Securities and Exchange Commission. To be considered for inclusion in the Proxy Statement and form of proxy relating to the 2002 annual meeting, such proposals must be received by the Company no later than December 4, 2001 and must otherwise meet the requirements of the rules of the Securities and Exchange Commission. Proposals should be directed to the attention of the Secretary of the Company.

                           ANNUAL REPORT ON FORM 10-K

     The Company will furnish, without charge, to each person whose proxy is being solicited, upon the written request of such person, a copy of the Company's annual report on Form 10-K for the year ended December 31, 2000, including financial statements and schedules thereto, but excluding exhibits. Requests for copies of such report should be directed to C. Robert Quint, Executive Vice President, Chief Financial Officer, Radian Group Inc., 1601 Market Street, Philadelphia, PA 19103.

                                          By Order of the Board of Directors,

                                          HOWARD S. YARUSS
                                          Secretary

April 6, 2001

                                    ANNEX A
                               RADIAN GROUP INC.

               AUDIT COMMITTEE OF THE BOARD OF DIRECTORS CHARTER

ORGANIZATION

     The audit committee of the board of directors shall be comprised of at least three independent directors. Independence shall be defined using the NYSE definition (Section 303.02) that states, among other things, that directors are free from any relationship that would interfere with the exercise of independent judgment as a Committee member.

     Committee members will be financially literate, meaning they be able to read and understand fundamental financial statements, including a company's balance sheet, income statement, and cash flow statement. At least one director must have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience, including a current or past position as a corporate officer with financial oversight responsibilities.

     The determination of the independence and qualifications to serve as a member of the audit committee shall be determined by the board of directors in its discretion.

STATEMENT OF POLICY

     The audit committee shall provide assistance to the directors in fulfilling their responsibility to the stockholders, potential stockholders, and investment community relating to corporate accounting, reporting practices of the company, and the quality and integrity of financial reports of the company. In so doing, it is the responsibility of the audit committee to maintain free and open communication between the directors, the independent auditors, the internal auditors and the financial management of the company.

AUTHORITY

     - The independent auditors are directly accountable to the board of directors and the audit committee, as the stockholders' representatives, who have the ultimate authority in deciding to engage, evaluate, and if appropriate, terminate their services.

     - Review and concur with management's appointment, termination, or replacement of the director of internal audit.

     - Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel, auditors or other advisors for this purpose if, in its judgment, that is appropriate.

RESPONSIBILITIES

     In carrying out its responsibilities, the audit committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and stockholders that the corporate accounting and reporting practices of the company are in accordance with all requirements and are of the highest quality. The audit committee is aware that management is responsible for the preparation of the financial statements.

  Oversight

     - Review and reassess the responsibilities, functions and Charter of the Committee; evaluate its performance and make appropriate changes to keep pace with the Company and business developments.

     - Review and recommend to the directors the independent auditors to be selected to audit the financial statements of the Company.

     - Review and provide feedback on the independent auditors' plan and scope for the current year audit.

     - Review the internal audit function of the company including the independence and authority of its reporting obligations, the proposed audit plans for the coming year and the coordination of such plans with the independent auditors.

     - Submit the minutes of all meetings of the audit committee to, or discuss the matters discussed at each committee meeting with, the board of directors.

  Audit

     - Review results of the annual audit with management and the independent auditors.

     - Review the financial statements and management's discussion and analysis contained in the annual report to stockholders with management and the independent auditors. Also review with financial management and the independent auditors their judgments about the quality of accounting principles, including a review of particularly sensitive accounting estimates, reserves and accruals, judgmental areas, and audit adjustments (whether or not recorded) and the clarity of the financial disclosure practices used or proposed to be used by the Company. Determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the stockholders.

     - Report the results of the annual audit to the board of directors and recommend whether or not the audited financial statements should be included in the company's Annual Report on Form 10-K.

     - Obtain from the independent auditors a statement of all required communications under Generally Accepted Auditing Standards, including matters required by SAS 61 and by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. Confirm the independent auditors' independence with respect to the Company.

     - Annually prepare a report to stockholders as required by the Securities and Exchange Commission. The report should be included in the Company's annual proxy statement.

     - As a whole, or through the audit committee chair, the committee shall review with the auditors the Company's interim financial results to be included in the Company's quarterly reports to be filed with the Securities and Exchange Commission; this review will occur prior to the Company's filing of the Form 10-Q.

     - Discuss with management, the internal auditors and the independent auditors the adequacy and effectiveness of the accounting and financial controls of the company. Obtain and review a copy of the independent auditors' management letter.

     - Review the results of any internal audit reports issued since the last Committee meeting.

     - Inquire of management, the internal auditor and the independent auditors about significant risks or exposures and assess the steps management has taken to minimize such risks to the Company.

     - Review with financial management and the independent auditors the significant financial reporting issues and practices, including changes in, or adoptions of, accounting principles and disclosure practices.

     - Provide sufficient opportunity for the internal and independent auditors to each meet separately with the members of the audit committee without members of management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the company's financial, accounting and auditing personnel, and the cooperation that the independent auditors received during the course of audit.

Compliance

     - Review activity related to and evaluate the company code of conduct and policy statements to determine their adherence with applicable laws and regulations.

     - Review reports received from regulators and other legal and regulatory matters that may have a material effect on the financial statements or related company compliance policies.

                     [This page intentionally left blank.]

                               RADIAN GROUP INC.
                  PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 01, 2001
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby authorizes Frank P. Filipps, Howard S. Yaruss,and C. Robert Quint, and each of them, individually, with power of substitution, to vote and otherwise represent all of the shares of Common Stock of Radian Group Inc., (the "Company "), held of record by the undersigned,at the Annual Meeting of Stockholders of the Company to be held at the Company's offices, 1601 Market St., 11th floor, Philadelphia, PA,on Tuesday, May 1, 2001 at 9:00 a.m. local time, and any adjournment(s) thereof, as indicated on the reverse side hereof.

         The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement dated in each case April 6, 2001. All other proxies heretofore given by the undersigned to vote shares of the Company 's Common Stock are expressly revoked.


         THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DESCRIBED ON THE REVERSE HEREOF BY THE STOCKHOLDER. IF NOT OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED FOR THE PROPOSAL REFERRED TO IN ITEM 1 AND 2.

RADIAN GROUP INC.
P.O. BOX 11024
NEW YORK, N.Y. 10203-0024

                               PLEASE DETACH HERE
                 YOU MUST DETACH THIS PORTION OF THE PROXY CARD
                  BEFORE RETURNING IT IN THE ENCLOSED ENVELOPE


                            Detach Proxy Card Here

1. To elect directors, for terms as      FOR all nominees  [ ]     WITHHOLD AUTHORITY to vote     [ ]        (*)EXCEPTIONS    [ ]
   described herein, each to serve       listed below              for all nominees listed below
   until their successors shall be
   elected and qualified;

Nominees: James W. Jennings, Roy J. Kasmar and Herbert Wender.
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

(*)Exceptions
              ----------------------------------------------------------------------------
2. To approve the appointment of Deloitte & Touche                3. To transact such other business as may properly come before
   LLP as the Company's Independent auditors for the                 the meeting or any adjournment thereof.
   year ending December 31, 2001.

   FOR      [  ]       AGAINST    [  ]        ABSTAIN   [  ]

                                                                                                           Change of Address and
                                                                                                           or Comments Mark Here


                                                                                               Please sign exactly as name or names
                                                                                               appear on this proxy. If stock is
                                                                                               held jointly, each holder should
                                                                                               sign. If signing as attorney,
                                                                                               trustee, executor, administrator,
                                                                                               custodian, guardian, or authorized
                                                                                               officer, please give full title.

                                                                                               DATED                        , 2001
                                                                                                     -----------------------

                                                                                               SIGNED
                                                                                                      -----------------------------

                                                                                               ------------------------------------
                                                                                               Votes MUST be indicated         [x]
   Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.                  (x) in Black or Blue ink.


                                                                 3581
